Exhibit 99.1
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FOR IMMEDIATE RELEASE                          Contact: Becky Haight
                                                        Investor Relations
                                                        Pathnet
                                                        877 227-5600
                                                        investor@pathnet.net

                                                        Kye Presley-Dowd
                                                        Media Relations
                                                        Pathnet
                                                        202 295-3286
                                                        kpresleydowd@pathnet.net

              PATHNET AND WORLDWIDE FIBER SIGN STRATEGIC AGREEMENT
 Planning Joint Build of 1,100 Mile Fiber-Optic Network From Chicago to Denver


WASHINGTON, DC, APRIL 13, 1999 - Pathnet, Inc., a privately-held carriers' carrier of digital telecommunications capacity to under-served and second- and third-tier U.S. markets, announced today a strategic agreement with Worldwide Fiber USA (WFI) to construct a multi-conduit fiber-optic network between Chicago, Illinois and Denver, Colorado. The total projected cost for this project is in excess of $100 million.

The 1,100-mile network between Chicago and Denver will pass through Des Moines, Iowa; Omaha, Nebraska; and Lincoln, Nebraska. WFI will lead-manage the project with construction to be completed in two segments. The first segment, Chicago to Omaha, is expected to be complete in late 1999 with the second segment, Omaha to Denver, scheduled to come on line in 2000. In accordance with its recently-announced agreement with Lucent Technologies, Pathnet will rely exclusively on Lucent's TrueWave (R) RS (reduced slope) fiber for its portion of the build. The company expects the WFI contract, together with similar construction agreements in the future, to enable it to begin taking advantage of financing arrangements with Lucent.

"Our partnering arrangement with WFI represents the first major step in implementing our broadened business strategy" said Dick Jalkut, Pathnet president and chief executive officer. "This route can be seamlessly integrated into our existing digital network and monitored from our state-of-the-art network operations center in Washington, D.C."

Commenting on the anticipated level of demand on the new route, Kevin Bennis, Pathnet president of communications services said, "Our customers and prospects have provided strong feedback indicating the need for both dark and lit fiber capacity along this under-served route. With demand expected to increase even more in the future, available fiber facilities along this route will position Pathnet to meet those requirements for some time to come."

Worldwide Fiber Inc., headquartered in Vancouver, British Columbia, Canada is a facilities based provider of technologically advanced, high-bandwidth fiber optic communications infrastructure. WFI has completed

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2,700 miles of a planned  11,000 mile  fiber-optic  network in North  America to meet the facilities requirements of communications carriers, internet service providers, and corporations with enterprise network needs and to satisfy the
increasing   demand   generated  by   high-bandwidth   data,   voice  and  video
communications.

Pathnet is a carriers' carrier providing high capacity, wireless and fiber bandwidth to under-served and second- and third-tier markets. It provides service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. Pathnet's strategy is to build low-cost telecommunications networks through partnering arrangements. As of December 31, 1998, Pathnet had 2,000 route miles of completed network, 5,000 route miles of network under construction and 10,000 route miles of network under contract. The company's headquarters are located in Washington, D.C., at 1015 31st Street, N.W., Washington, D.C., 20007. For additional information about Pathnet, visit the company Web site at www.pathnet.net.





This press release contains some matters that are forward-looking statements. The reader is cautioned that these forward-looking statements, such as plans to sign additional agreements with private network operators; offer services to telecom service providers; enter into partnering arrangements; build a digital network; and statements regarding the development of Pathnet's business, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events may differ materially as a result of risks facing Pathnet. For a discussion of factors that could affect the forward-looking statements, see Pathnet's public filings on file with the Securities and Exchange Commission.


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